Exhibit 23-1

                           TLC Laser Eye Centers Inc.
                     Form 10-K Amendment No. 1- Exhibit 23.1
                               Consent of Auditors

                  Consent of Independent Chartered Accountants

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-8162) and Form S-8 (No. 333-55480) of TLC Laser Eye Centers Inc. of our report dated July 6, 2001 (except as to Note 20 which is as at August 27, 2001), on the Consolidated Financial Statements of TLC Laser Eye Centers Inc. as at May 31, 2001 and 2000 and for each of the years in the three
(3) year period ended May 31, 2001 prepared in accordance with accounting principles generally accepted in the United States included in the 2001 Annual Report (Form 10-K Amendment No. 1) of TLC Laser Eye Centers Inc.


Toronto, Canada                                           /s/  Ernst & Young LLP
September 28, 2001                                        Chartered Accountants